Exhibit 23.2


                  Independent Auditors' Consent


The Board of Directors
Third Wave Technologies, Inc.


We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the 1995 Incentive Stock Option Plan, 1997 Incentive Stock Option Plan, 1997 Nonqualified Stock Option Plan, 1998 Incentive Stock Option Plan, 1999 Incentive Stock Option Plan, 1999 Nonqualified Stock Option Plan, 2000 Stock Plan, and 2000 Employee Stock Purchase Plan of our report dated January 12, 2001 (except for Note 13 as to which the date is February 8, 2001), with respect to the financial statements for the year ended December 31, 2000, of Third Wave Technologies, Inc. included in its Registration Statement (Form S-1) filed with the Securities and Exchange Commission.

                               /s/  Ernst & Young LLP

Milwaukee, Wisconsin
March 21, 2001